Exhibit 1

NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium to Acquire Louis Dreyfus Company’s Fertilizer Business in Australia

December 12, 2017- ALL AMOUNTS ARE STATED IN U.S.$

CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) announced today a binding purchase agreement between its Australian ag-retail business, Landmark Operations, Ltd. (“Landmark”), and Louis Dreyfus Company (“LDC”) for the acquisition of Macrofertil, a fertilizer distribution business in Australia with approximately $120-million in annual sales. The business includes six fertilizer storage and distribution assets with coating and blending capabilities, and its annual sales exceed 300,000 tonnes.

“This network of high quality assets will complement our existing Retail footprint in Australia, and allow us to enhance our product and service offering for new and existing Landmark customers,” commented Agrium’s President and CEO, Chuck Magro.

Landmark is a leading agribusiness company in Australia, offering crop inputs, agricultural merchandise as well as agronomic advice and services for wool and livestock sales, finance, insurance and real estate. With approximately 400 locations, Landmark serves over 100,000 clients.

The transaction is subject to customary closing conditions and is expected to close in the first quarter of 2018.

About Agrium

Agrium Inc. is a major global producer and distributor of agricultural products, services and solutions. Agrium produces nitrogen, potash and phosphate fertilizers, with a combined wholesale nutrient capacity of close to eleven million tonnes and with significant competitive advantages across our product lines. We supply key products and services directly to growers, including crop nutrients, crop protection, seed, as well as agronomic and application services, thereby helping growers to meet the ever growing global demand for food and fibre. Agrium retail-distribution has an unmatched network of approximately 1,500 facilities and over 3,300 crop consultants who provide advice and products to our grower customers to help them increase their yields and returns on hundreds of different crops. With a focus on sustainability, the company strives to improve the communities in which it operates through safety, education, environmental improvement and new technologies such as the development of precision agriculture and controlled release nutrient products. Agrium is focused on driving operational excellence across our businesses, pursuing value-enhancing growth opportunities and returning capital to shareholders. For more information visit: www.agrium.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements, including expected closing of the acquisition and timing thereof, anticipated effect on our Australian operations and estimated amount of annual fertilizer sales. Such forward-looking statements involve known and unknown risks and uncertainties as well as various assumptions and business sensitivities, including those referred to in the MD&A section of the Corporation’s most recent Annual Report to Shareholders as well as those risk factors described in the Corporation’s most recent Annual Information Form, which may cause the actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, estimates, forecasts and statements as to management’s expectations with respect to, among other things, business and financial prospects, financial multiples and accretion estimates, future trends, plans, strategies, objectives and expectations, failure to complete the acquisition as contemplated and the ability to successfully integrate the new assets into our existing fertilizer business in an effective manner, general economic, market and business conditions, weather conditions, crop prices, the supply and demand and price levels for our major products, governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, changes in environmental, tax and other laws or regulations and the interpretation thereof. The forward-looking information in this press release speaks only as of the date hereof and Agrium disclaims any intention or obligation to update or revise any forward-looking information as a result of new information or future events, except as may be required under applicable securities laws.

Investor/Media Relations:

Agrium Contacts (aginvest@agrium.com)

Richard Downey, Vice President, Investor & Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761